ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (the “Agreement”) is entered into concurrent with the completion of the Merger, as defined below (the “Effective Time”), by and between Tedom Capital, Inc. (the “Seller”) and Naven Properties, LLC (the “Buyer”), with reference to the following facts and circumstances:

Recitals

A.           Seller is the owner of the Assets, as defined below.

B.           Seller, Seller’s wholly-owned subsidiary (the “Merger Sub”) and eLayaway, Inc. (“eLI”) have previously entered into a Merger Agreement (the “Agreement”) pursuant to which, among other things, (i) shares of eLI will be converted into shares of Seller and (ii) Merger Sub will be merged into eLI (the “Merger”), with eLI continuing as the surviving corporation.  Pursuant to the Agreement, as a condition to the completion of the Merger, (i) Seller is required to divest itself of the Assets and the Liabilities (as defined below) and (ii) Buyer is required to surrender for cancellation the 21,000,000 post-split shares of Seller’s $0.001 par value common stock that Buyer currently owns (the “Shares”).

C.           In order to comply with the terms of the Agreement and allow the completion of the Merger, Buyer desires to purchase the Assets from Seller and assume the Liabilities, and Seller desires to accomplish such a sale and assumption, in each case on the terms and conditions set forth herein.

Now, therefore, in consideration of the representations, warranties and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.	Purchase and Sale of Assets; Assumption of Liabilities.

(a)           Purchase and Sale of the Assets.  Subject to the terms and conditions of this Agreement, and on the basis of and in reliance on the representations, warranties and agreements contained herein, at the Effective Time, Seller hereby sells, conveys, assigns, transfers and delivers the Assets to Buyer, and Buyer hereby purchases the Assets from Seller.

(b)           Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall consist of (i) the surrender of the Shares for cancellation and (ii) Buyer’s assumption of the Liabilities.

(c)           The Assets.  The assets being purchased by Buyer consist of (i) an unsecured promissory note by Lisa Garcia dated May 19, 2007, in the initial principal amount of $10,491.00, (ii) an unsecured promissory note by David Wolf dated February 7, 2008, in the initial principal amount of $3,000.00 and (iii) all of Seller’s books, records and other documentation with respect to the foregoing (collectively, the “Assets”).  The Assets do not include any of Seller's (i) corporate books, (ii) accounts receivable or (iii) cash on hand or in the bank. Except as provided in Section 2 below, Buyer agrees that the Assets are being acquired in “as is” condition without representation or warranty of any kind, including warranties as to marketability and fitness for any particular purpose.

(d)           Assumption of Liabilities.   At the Effective Time, Buyer hereby assumes (i) all of Seller’s rights and obligations under the four Convertible 10% Promissory Notes (the “Notes”) issued by Seller to Ameris, LLC is the aggregate principal amount of $73,500 and (ii) all other liabilities of Seller that are known to exist at the Effective Time (collectively, the “Liabilities”).

(e)           Deliveries by Seller.  Simultaneous with the execution of this Agreement, Seller shall deliver to Buyer the following:

(i)           the Assets, together with such bills of sale and other documents, if any, as may be necessary to transfer to Buyer good title to all of the Assets; and

(ii)          such other documents as may be reasonably requested by Buyer in connection herewith.

(f)            Deliveries by Buyer.  Simultaneous with the execution of this Agreement, Buyer shall deliver to Seller the following:

(i)           the certificate(s) for the Shares accompanied by stock powers executed in blank bearing a Medallion signature guarantee; and

(ii)          such other documents as may be reasonably requested by Seller in connection herewith.

2.            Seller’s Representations and Warranties.    As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Buyer, and agrees, as follows:

(a)           Authority ..  Seller has the full right, power and authority to enter into this Agreement and all other agreements entered into in connection herewith and to do and perform all acts required under this Agreement and such other agreements.  The execution and delivery of this Agreement and such other agreements, the consummation of the transactions contemplated hereby or thereby, and the compliance with or fulfillment of the terms and provisions of this Agreement and such other agreements, will not conflict with or result in a breach of the provisions of (i)  any law or regulation applicable to Seller or the Assets or (ii) any agreement, judgment, order, award, decree or other instrument or restriction to which Seller is a party or by which Seller is bound.  Except for disclosure required by the Securities and Exchange Commission, no authorization, approval or consent of, or notice to or filing with, any person or entity or any governmental department, commission, bureau or agency or other public body or authority is or will be required for the execution, delivery or performance by Seller of this Agreement or any other agreement entered into in connection herewith or for the consummation by Seller of the transactions contemplated hereby or thereby.  This Agreement and such other agreements constitute legal, valid and binding obligations of Seller and will be enforceable against Seller in accordance with their respective terms.

(b)           Title to Assets; Absence of Liens and Encumbrances.  Seller has good and marketable title to all of the Assets, free and clear of all liens, mortgages, security interests, claims and encumbrances.

(c)           Performance with Respect to the Liabilities.  As of the Effective Time, Seller has performed all material obligations to be performed by it with respect to the Liabilities. The consummation of the transactions contemplated hereby will not result in the breach or cancellation of any of the Liabilities.

(d)           Broker's Fees.  No person or entity is entitled, by reason of any act or omission of Seller or its agents, to any broker's or finder's fee, commission or other similar compensation in connection with the execution and delivery of this Agreement or any related agreement, or with respect to the consummation of the transactions contemplated herein.

3.            Buyer’s Representations and Warranties.      As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller, and agrees, as follows:

(a)           Authority.  Buyer has the full right, power and authority to enter into this Agreement and all other agreements entered into in connection herewith and to do and perform all acts required under this Agreement and such other agreements.  The execution and delivery of this Agreement and such other agreements, the consummation of the transactions contemplated hereby or thereby, and the compliance with or fulfillment of the terms and provisions of this Agreement and such other agreements, will not conflict with or result in a breach of the provisions of (i)  any law or regulation applicable to Buyer or (ii) any agreement, judgment, order, award, decree or other instrument or restriction to which Buyer is a party or by which Buyer is bound.  No authorization, approval or consent of, or notice to or filing with, any person or entity or any governmental department, commission, bureau or agency or other public body or authority is or will be required for the execution, delivery or performance by Buyer of this Agreement or any other agreement entered into in connection herewith or for the consummation by Buyer of the transactions contemplated hereby or thereby.  This Agreement and such other agreements constitute legal, valid and binding obligations of Buyer and will be enforceable against Buyer in accordance with their respective terms.

(b)           Broker's Fees.  No person or entity is entitled, by reason of any act or omission of Buyer or its agents, to any broker's or finder's fee, commission or other similar compensation in connection with the execution and delivery of this Agreement or any related agreement, or with respect to the consummation of the transactions contemplated herein.

4.            Miscellaneous Provisions.

(a)           Further Acts.  From time-to-time after the Effective Time, each party agrees to promptly perform, at its expense, any acts and execute and deliver any further documents which may be reasonably requested by the other party in order to consummate more effectively the transactions contemplated hereby.

(b)	Prorations; Expenses .

(i)           The following shall be prorated and/or adjusted between Seller and Buyer in cash promptly after the Effective Time: (i) personal property and other taxes which are a lien upon any of the Assets for the current year (which shall be prorated on the basis of the most recent ascertainable tax bill), (ii) all deposits of any kind and (iii) all prepayments, if any, with respect to the Liabilities.

(ii)          All expenses (including attorney's and accountant's fees) in connection with (A) the preparation and negotiation of this Agreement and any other documents referred to herein and (B) the consummation of the transactions referred to herein or therein, shall be borne by the party who incurred them.

(c)           Survival. The provisions of  this Agreement shall survive the Effective Time and continue in full force and effect at all times thereafter.

(d)           Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if personally delivered, telecopied, or sent by overnight courier, addressed to the party to whom it is to be given, at the address set forth below.  A notice or other communication shall be deemed received (i) upon receipt, if personally delivered, (ii) on the first business day after dispatch, if sent by overnight courier and (iii) on the first business day after dispatch, if transmitted by telecopy.  A party hereto may change his address by written notice in accordance with this Section.

If to Seller, at:

c/o eLayaway, Inc.
1625 Summit Lake Drive
Hillside Building, Suite 205
Tallahassee, Florida 32317
Attn: Douglas Salie
Fax: (850) 877-7388

If to Buyer, at:

2620 South Maryland Parkway, Suite 847
Las Vegas, Nevada 89109
Attn: Carla Haskell, Manager

(e)           Entire Agreement; Amendment and Waiver.  This Agreement, together with any other documents expressly referred to herein, contains the entire agreement of the parties with respect to its subject matter and supersedes all prior negotiations, agreements and understandings, written or oral, with respect to such subject matter.  Other than as set forth herein or in any other document delivered pursuant hereto, the parties make no representations or warranties of any kind, whether express or implied, in connection with the transactions contemplated hereby.  No waiver or amendment of any provision of this Agreement shall be effective unless in writing and signed by the party to be bound.  No delay or omission of any party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

(f)           Assignment.  This Agreement and all provisions hereof shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

(g)           Headings.  The descriptive headings of the Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(i)            Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the conflicts of laws rules thereof.

(j)            Interpretation.  Each party intends that this Agreement be deemed and construed to have been jointly prepared by the parties.  As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.  The parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto at the Effective Time.

TEDOM CAPITAL, INC.

By:
Jason Weilert, President

NAVEN PROPERTIES, LLC

By:
Title:

Consent of Ameris, LLC

The undersigned hereby (i) consents to Buyer’s assumption of Seller’s rights and obligations under the Notes and (ii) agrees that its ability to convert the amounts due under the Notes into shares of Seller’s common stock is terminated.

Dated at the Effective Time		AMERIS, LLC

By:
Title: